Friends, family, shareholders and valued members of the With Inc, and Hang w/ communities,

Much has changed in this space we pioneered.  Live has gone from a difficult-to-explain concept to a new category. Twitter and Facebook are in. Ustream, once a competitor in live-social-video, turned their focus to the enterprise and was purchased by IBM for $140M. Meerkat, without a point of differentiation, has pivoted away and left the space behind in less than a year.

Meanwhile, we believe that the Hang w/ platform remains out ahead of the field. We continue to see the opportunity of monetized live video. But despite our technical advantages, we are being heavily out invested and are having difficulty raising the capital needed to effectively compete.

Those familiar with our industry, our technology, and our user base agree that Hang w/ valuation should be significant. Meerkat raised money at a $52M valuation. Periscope sold to Twitter for nearly $90M prior to launch.

However the public market value of WWTH stock has been driven down by multiple forces - and the disparity between the two have made it increasingly difficult to raise money for Hang w/. The result, the Catch 22 of 2015, as the stock price decreased, it became increasingly difficult to raise money for growth, which led to further decreasing stock prices.

Because of this, the Company took on a number of loans with severe conversion implications to maintain the most critical operations, putting our very ownership of the company on the line in order to protect the asset and the shareholders. At times, both Dave and I have further invested personally in order to preserve the opportunity.

As many of you are aware, those notes been coming due and are being converted at terms which are causing substantial dilution for all shareholders. We are now in a battle for the public company’s most valuable asset - the 10 Million shares of Hang w/. The secured note holders of the Company are threatening to foreclose and we are making all attempts possible to prevent this from happening and/ or work out a deal for the equity holders.

In January, we decided to sell off MEDL’s Custom Development agency.  The move allowed us to save the jobs of the both the MEDL and Hang w /employees.  What's more, we structured a deal that allows us to retain the Hang w/ team and keep the platform running - while eliminating the associated overhead from With, Inc.

The decision prevented us from closing the doors on both businesses and created an opportunity for revenue to flow from the purchased company back to the public company. We expect that as a standalone company, with investment by the new owners, the Custom Development business will grow and with the earn out, it will be a great source of revenue for With, Inc.

Today, however, the company is in its most challenging position to date. While we fight against foreclosure, we must decide how to best spend the very limited capital. We are acting in what we believe are in the best interests of the shareholders and spending our money where we believe it will generate the greatest value for all of the stakeholders.  Even potentially going so far as to change our status as a reporting company.

We are choosing to spend our resources and our time to further the Hang w/  opportunity which all of us have invested in.

Why?

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The platform is still out ahead of the competition. From features to functionality, Hang w/ remains at the head of the class.

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Our patents were filed more than two and a half years ago - long before Twitter or Facebook entered the space.

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The monthly burn is low.  The technology runs efficiently with very little maintenance. And thanks to our arrangement with the new owners of the Custom Development division, we have been able to use our seasoned team to continue to push the technology forward. Just last week, we released a new Android version to Google Play which features Landscape Broadcasting and Viewing, OK, Google voice integration, and integration for the Sony Action Cam.

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Users love us. Hang w/ continues to have unwavering support and active usage from a devoted group of users.

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Hang w/ technology can be white labeled in a number of verticals and pushed into new areas of implementation.

So where do we go from here?

First, we need to survive. We’ll continue to minimize the burn, fund operations and pay down debt wherever possible using revenues from the sale and any immediate dollars we can raise. From there, we will explore capital raising, partnerships and sale opportunities. As much as we believe in the space, we feel that this technology needs deeper pockets to grow. We have been working to identify and meet with potential buyers and we continue to explore all options.

We also look to our Crowdfunder campaign as a source of funding for this next phase. Certain factors have prevented us from closing the Hang w/ Crowdfunder campaign previously. However we are working with the team from Crowdfunder to maximize the dollars that can be raised, including an adjustment to the valuation to attract more investors.

Meanwhile, we see opportunities to create new platforms using the Hang w/ technology. We are working on an Apple TV implementation, and as may of you know, we are exploring several while label platform opportunities.

Despite the twists and turns this path has taken, we remain committed to taking it through to the end. We remain proud of our roles as innovators and pioneers - and we remain grateful for the continued support, emails, ideas and suggestions as we chart a path forward.

Most sincerely,

Andrew and Dave